As filed with the Securities and Exchange Commission on April 18, 1997

                                                           Registration No. 333-








                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           VIMRx PHARMACEUTICALS INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                   06-1192468
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                    Identification No.)

                              2751 Centerville Road
                                    Suite 210
                           Wilmington, Delaware 19808
                                 (203) 329-0811
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               SIDNEY TODRES, ESQ.
                          Epstein Becker & Green, P.C.
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 351-4735

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Approximate date of proposed commencement of
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ---------------

                         CALCULATION OF REGISTRATION FEE
============================== ------------------------ -------------------------- ------------------------- -----------------------
  Title of Securities Being    Amount Being Registered          Proposed                   Proposed                Amount of
         Registered                                              Maximum                   Maximum                Registration
                                                             Offering Price               Aggregate                   Fee
                                                              Per Share(1)            Offering Price(1)
------------------------------ ------------------------ -------------------------- ------------------------- -----------------------
Common Stock, par                     5,999,991                   $2.50                  $14,999,978                 $4,545
  value $.001 per share...
------------------------------ ------------------------ -------------------------- ------------------------- -----------------------
Warrants to purchase
  Common Stock      . . .             2,399,993                   $2.50                   $5,999,983                 $1,818
Common Stock, par
  value $.001 per share
============================== ======================== ========================== ========================= =======================
       Total..............                                                                                           $6,363
============================== ======================== ========================== ========================= =======================

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common Stock on The Nasdaq Stock Market on April 11, 1997, pursuant to Rule 457(c).
                                                           ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated April 18, 1997


PROSPECTUS
----------

                           VIMRx PHARMACEUTICALS INC.

                        5,999,991 Shares of Common Stock
                                ($.001 par value)
                   2,399,993 Warrants to Purchase Common Stock
                        2,399,993 Shares of Common Stock
                                ($.001 par value)
                                -----------------


              The 5,999,991 shares of Common Stock (the "Placement Shares"), 2,399,993 warrants (the "Warrants") and/or the 2,399,993 shares of Common Stock issuable to the holders of the Warrants upon exercise thereof (the "Warrant Shares" and, together with the Placement Shares, the "Shares") to which this Prospectus relates may be sold by the selling securityholders named herein (the "Selling Securityholders") from time to time in transactions on The Nasdaq Stock Market at prices then prevailing or in negotiated transactions at negotiated prices, or a combination thereof. See "Selling Securityholders" and "Plan of Distribution." The Warrants entitle the holders thereof to purchase an aggregate of 2,399,993 shares of Common Stock at $1.50 per share through June 20, 2006, the expiration date of the Warrants. See "Description of Securities - Warrants." The Company will not receive any proceeds from the sale by the Selling Securityholders of the Shares and/or the Warrants. The cost of registering the Shares and the Warrants under the Securities Act will be paid by the Company.

              The Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol "VMRX". On April 17, 1997, the closing sale price of the Common Stock, as reported by The Nasdaq Stock Market, was $2.375 per share. Prior to this offering, there has been no public market for the Warrants; application is being made for the listing of the Warrants on The Nasdaq Stock Market's SmallCap Market.

                                -----------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

                                -----------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                  COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                -----------------



                     The date of this Prospectus is , 1997.

              No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.







                              AVAILABLE INFORMATION


              The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material may be inspected and copied at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511. This material may also be inspected and copied at and, upon written request, copies obtained at prescribed rates from, the Public Reference Section of the Commission at Room 1024 at its principal office, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. This material may also be accessed through the EDGAR terminals in the Commission's Public Reference Rooms in Washington. Chicago and New York or through the World Wide Web at http://www.sec.gov.


                       DOCUMENTS INCORPORATED BY REFERENCE


              The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and (ii) Current Reports on Form 8-K filed on January 4, 1997 (as amended on Form 8-K/A filed on March 10, 1997) and March 24, 1997, are incorporated in and made a constituent part of this Prospectus by reference. All reports and proxy statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Shares and the Warrants to which this Prospectus relates shall likewise be deemed incorporated herein and made a constituent part hereof by reference from their respective dates of filing.

              Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.





              Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus by reference, exclusive of exhibits, to each person to whom this Prospectus is delivered. Requests for such documents should be directed to the Chief Financial Officer of the Company, 2751 Centerville Road, Suite 210, Wilmington, Delaware 19808 (telephone no. 302-998-1734).

                                   THE COMPANY


              VIMRx Pharmaceuticals Inc. ("VIMRx" or the "Company") is a development stage company focused on identifying, evaluating, acquiring and commercializing scientific technologies to be developed by the Company in partnership with others. Therapeutic and related products from synthetic hypericin, principally for the treatment of viral and retroviral diseases, currently are under development. The Company also owns approximately 68% of the capital stock of Innovir Laboratories, Inc. ("Innovir", Nasdaq: INVR) which, together with its subsidiaries, is engaged in the research and development of Oligozymes, a new class of biopharmaceutical agents for the treatment of a wide array of human diseases. To further diversify its potential product line, the Company has entered into two research agreements with Columbia University, one relating to products developed by the Columbia Genomic Center, and the second relating to a cardiovascular anticoagulant compound, and is actively seeking to acquire rights to emerging innovative technologies.

Hypericin

              The Company's principal product, VIMRxyn(R), is comprised of chemically synthesized hypericin and, in laboratory tests, has inhibited the infection of normal cells by targeted viruses. Hypericin is an aromatic polycyclic dione found in the stem and petals of the common Saint John's wort, a plant which has been used as a folk remedy since the Middle Ages. Hypericin plant extracts continue to be used as lay treatments for various disorders. The Company is investigating utilizing VIMRxyn as a treatment for viral and retroviral diseases, including the human immune deficiency virus ("HIV"), which is the retrovirus responsible for Acquired Immune Deficiency Syndrome ("AIDS"), and also is investigating utilizing VIMRxyn as a treatment for hepatitis C, as a therapeutic for brain cancer (glioma), and as a means of inactivating HIV and other lipid-enveloped viruses in blood collected for transfusions. The Company has a worldwide exclusive license to commercialize and exploit synthetic hypericin compounds for enumerated purposes from New York University and Yeda Research and Development Co., Ltd., an Israeli corporation engaged in the commercial exploitation of scientific developments by scientists at a Weizmann Institute of Science in Israel (New York University and YEDA, collectively, the "Hypericin Licensors").

              The Company has not established the efficacy of VIMRxyn in human clinical trials for the treatment of AIDS. In 1994, the Company completed data analysis of Phase I/Phase II human clinical trials sponsored by the National Institutes of Health to determine the maximum tolerated dose and any side effects of VIMRxyn as a treatment for AIDS. From the data collected, the results showed a favorable pharmacological profile with no major organ or hematological toxicity, and with skin photosensitivity as the primary dose-limiting side effect. All of the patients enrolled in the trials experienced varying levels of skin photosensitivity and several experienced non-life threatening acute skin photosensitivity which required medical treatment.

              Between  January and September  1996,  human clinical  trials were conducted in Thailand by a Dutch company retained by the Company under a protocol submitted to the U.S. Food and Drug Administration (the "FDA") under the Company's existing investigational new drug application to identify a potentially efficacious lower dose of VIMRxyn, having minimal skin photosensitivity, as a treatment for AIDS. The dosage administered was well-tolerated by the patients and did not result in untoward toxicity or skin photosensitivity and, based on the measurement criteria used, produced evidence of anti-HIV activity. The Company is currently conducting in vitro interaction studies to determine how VIMRxyn may be used in combination with other anti-retroviral agents.

              The Company is  continuing  to explore  developing  hypericin as a means of inactivating lipid-enveloped viruses in blood collected for transfusions and is conducting initial clinical studies to evaluate hypericin's potential antiviral effect with respect to hepatitis C virus and its potential anticancer activity in recurrent malignant brain glioma. The Company is also conducting preclinical laboratory studies to evaluate the effectiveness of VIMRxyn against a variety of human cell lines, including non-Hodgkins B-cell lymphoma, endometrial carcinoma and cutaneous T-cell lymphoma.

Oligozymes; Affiliation with Innovir

              In December  1996,  the  Company  acquired  an  approximately  68%
ownership interest in Innovir, a biotechnology company engaged in the research and development of a new class of biopharmaceutical therapeutic agents, collectively termed "Oligozymes" by Innovir, for the treatment of a wide array of human diseases. An Oligozyme is a chemically modified oligomer, not composed of RNA, that participates in an essential manner in the sequence-specific, catalytic cleavage of a targeted RNA molecule. The management of the Company and Innovir believe that therapeutic agents based upon Innovir's proprietary core technologies have the potential to be cost-effective and highly specific therapeutics for designated disease targets as well as to identify and validate targets for drug discovery. VIMRx's management also believes that its collaboration with Columbia University may provide synergistic opportunities for the Oligozyme technology owned by Innovir. See " - Research Agreements with Columbia University."

              One of Innovir's two core technologies, its External Guide Sequence ("EGS") Oligozyme technology, directs a naturally occurring cellular ribozyme (RNase P) to disease-causing RNA so that the RNase P will cleave the disease-causing RNA and render it inactive. An EGS Oligozyme is a small, chemically-modified oligonucleotide segment that binds to a disease-causing RNA to create a structure resembling a type of RNA which is cleaved by RNase P, which thereby destroys the disease-causing RNA molecules before they create disease-causing proteins. Innovir's EGS Oligozyme technology, to which Innovir has an exclusive worldwide license for commercialization from Yale University, is based upon Nobel Prize-winning research by Sidney Altman, Ph.D., Sterling Professor of Biology at Yale University, a consultant to and member of the Science Advisory Board of Innovir. Innovir is investigating the use of EGS Oligozymes as a therapeutic to combat target viral and other diseases, and currently is focussing on hepatitis B, hepatitis C, cancer, psoriasis and bacterial infections caused by drug-resistant microorganisms.

              Innovir's second core technology is its RILON(TM) Oligozyme technology, which it acquired through its acquisition of VIMRx Holdings, Ltd. ("Holdings") from the Company in December 1996. RILON Oligozymes are composed of certain types of chemically modified oligoribonucleotides, which are proprietary to Innovir through Holdings' worldwide exclusive license from the European Molecular Biology Laboratory and patents held by Innovir and Holdings. RILON Oligozymes consist of two classes: type 1 RILON Oligozymes, which cut specific targeted RNA molecules in a manner intrinsic to the RILON Oligozyme, and type 2 RILON Oligozymes, which are shorter in length than Type 1 RILON Oligozymes and participate with the substrate of the targeted RNA molecule to form a structure that results in the sequence-specific catalytic cleavage of the target RNA molecule. Innovir is evaluating the potential use of RILON Oligozymes to combat viral and other diseases, including cancer, central nervous system diseases and psoriasis.

              Innovir also is investigating the use of its Oligozyme technologies to identify and validate disease targets for new drugs. Oligozymes can be used in drug target identification and validation as substitutes for the difficult-to-find selective inhibitors which otherwise are required in the drug target identification and validation process. Such substitution is possible because Oligozymes mimic the effect of select inhibitors at an earlier stage of the disease-causing process than inhibitors. While inhibitors inhibit the production of disease-causing proteins, Oligozymes inhibit the production of the disease-causing messenger RNA molecules that produce such disease-causing proteins and, in both cases, the pharmacological effect is the same.

              Management of the Company and Innovir do not anticipate that any of Innovir's proposed products will be available for commercial sale for several years, if at all. Innovir's current capital is insufficient to enable Innovir to complete the development of any of its products.


Research Agreements with Columbia University

              In March  1997,  VIMRx  entered  into a  research  agreement  with
Columbia University ("Columbia") pursuant to which VIMRx Genomics, Inc. ("Genomics"), 90%-owned by the Company and 10%-owned by Columbia, was established. Genomics will provide $30 million in funding to the Columbia Genome Center established by Columbia, with $4.7 million to be paid during the first year in quarterly installments. In exchange, Genomics will receive an exclusive license to develop, manufacture, use, sell or market products resulting from any invention or research product developed by the Columbia Genome Center and funded under the agreement relating to the discovery, mapping, sequencing or validation of disease-related genes. Following an initial five-year term, the agreement automatically will renew for successive two-year terms, with the amount of funding to be increased at a rate of 9% for every additional year. The agreement is terminable by either Columbia or Genomics during the initial five-year term upon six months notice, but in no event earlier than September 7, 1999. Under the agreement, VIMRx agreed to issue 200,000 shares of Common Stock to Columbia, and granted Columbia "piggyback" registration rights with respect thereto during the period April 1, 1997 to April 1, 1999. VIMRx intends to solicit equity investments in Genomics for the funding requirements from potential technology partners and other investors.

              Investigators at the Center have been involved in localizing and identifying novel human genes associated with genetically based diseases, including cancer, late-onset Alzheimer's Disease, epilepsy, manic-depressive disorder and glaucoma. VIMRx's management believes the collaboration with Columbia may also provide synergistic opportunities for the Oligozyme technology owned by Innovir: the Center provides access to proprietary gene sequences implicated in disease processes and the Oligozyme technology may aid in understanding the function of such genes and potentially lead to the development of new diagnostic and therapeutic compounds.

              In March 1997, VIMRx acquired an exclusive, worldwide license from Columbia to develop, manufacture, use and sell products based on a patented cardiovascular compound which, in pre-clinical studies, has demonstrated the ability to selectively prevent blood clots that can lead to stroke during surgery while reducing the potential for bleeding complications associated with currently available anticoagulation therapies. VIMRx concurrently entered into a research agreement with Columbia pursuant to which VIMRx will fund research and development of such compound during a three-year period in the amount of $2,700,000.


                               ------------------


              VIMRx is in the development stage, has earned no revenues from operations and has incurred a cumulative loss of $42,371,000 from its inception through December 31, 1996 in its research and development activities and in conducting its operations. Its executive offices are located at 2751 Centerville Road, Suite 210, Wilmington, Delaware 19808 (telephone no. 302-998-1734).

                                  RISK FACTORS

              An investment in the Shares and/or the Warrants involves a high degree of risk. Prospective investors should give careful consideration, among other items, to the following factors:


              1. Development Stage Company; Accumulated Deficit. The Company is in the development stage and has not realized any operating revenues. From commencement of its operations in January 1987 through December 31, 1996, the Company incurred a cumulative loss of $42,371,000 in funding its research and development programs and in conducting its operations. Potential investors should be aware of the problems, delays, expense and difficulties encountered by any company in the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems and additional costs relating to development, testing, regulatory compliance, production, marketing and competition. The Company expects to continue to incur losses for the foreseeable future and there can be no assurance that the Company will successfully complete the transition from a development stage company to profitability.


              2. Dependence on Limited Potential Product Line. The Company's development efforts relate principally to (i) VIMRxyn as a treatment for AIDS and AIDS-related conditions, as a means of inactivating HIV and other lipid-enveloped viruses in blood collected for transfusions, and for other applications; (ii) Oligozymes (through its approximately 68%-owned subsidiary, Innovir), (iii) the discovery, mapping, sequencing or validation of disease-related genes (through a research agreement between Genomics and with Columbia) and (iv) a cardiovascular anticoagulant compound (through a research agreement with Columbia). Although the Company continues to seek emerging innovative technologies to diversify its portfolio of potential products, its success currently depends upon the success of the foregoing efforts, as to which there can be no assurance. Further, in the event the foregoing efforts prove successful, there can be no assurance that more effective and/or less costly treatments or procedures for the applications being explored by the Company and its subsidiaries will not be developed by others.


              3. Significant Capital Requirements of Innovir. Although the Company has adequate funds to enable it to operate at its present level through January 1999, Innovir, the Company's approximately 68%-owned subsidiary, will exhaust its cash and cash equivalents in late 1997 based upon its current level of operations, and will require additional capital to finance completion of the development of its proposed products, including continuing research and the rigorous testing and regulatory approvals which will be required. The Company has agreed to provide Innovir with $1,000,000 in funds (through the exercise of stock options) upon receipt of a written request from Innovir's Board of Directors subsequent to May 31, 1997 specifying that Innovir has insufficient funds to continue its operations. Further, there can be no assurance that Innovir will be successful in obtaining its funding requirements from third parties or from corporate partnership arrangements, in which event the Company may be required to provide such funding in order to protect its economic investment.


              4. Skin Photosensitivity of VIMRxyn. The Company's data analysis of Phase I/Phase II human clinical trials sponsored by the National Institutes of Health to determine the maximum tolerated dose and any side effects of VIMRxyn as a treatment for AIDS indicated skin photosensitivity to be the primary dose-limiting side effect. Although the lower dosage of VIMRxyn administered in a subsequent Company-sponsored trial in Thailand did not result in untoward toxicity or skin photosensitivity, there can be no assurance that such lower dosage will provide sufficient anti-HIV activity to produce a commercially viable therapeutic product for humans.


              5. Government Regulation. The manufacture and marketing of therapeutic products is subject to extensive regulation by the FDA, as well as by state and foreign authorities. Prior to the release of VIMRxyn for marketing as a therapeutic product or agent, its tolerance, safety and efficacy as a treatment must be established in human clinical trials and approval of a new drug application ("NDA") obtained. Although the Company-sponsored Thailand trials did not result in untoward toxicity or skin photosensitivity and, based on the measurement criteria used, produced evidence of anti-HIV activity in 10 out of 12 patients, there can be no assurance that the FDA will accept the clinical results therefrom. Among other additional regulatory requirements, it is possible that additional toxicology studies will need to be performed in the

United States, and Phase III clinical trials, which are both costly and time-consuming, will need to be undertaken to obtain an NDA. Prior to its commercialization as a means of inactivating HIV and other lipid-enveloped viruses in blood collected for transfusions, a product license application ("PLA") or an NDA must be obtained. These are long-term and costly processes as to the successful completion of which there can be no assurance. The other applications of VIMRxyn as well as the other products being investigated by the Company and its subsidiaries will be subject to similar extensive government regulation.

              In addition to regulations enforced by the FDA, the Company's proposed products also may be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future, state or local regulations. Outside the United States, the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.


              6. Limited Personnel -- Reliance on Third Parties. At March 1, 1997, the Company had nine full-time employees, and is substantially dependent upon third parties, with all of the risks attendant thereto, to conduct human clinical trials for VIMRxyn, develop VIMRxyn as a means of inactivating HIV and other lipid-enveloped viruses in blood collected for transfusions, conduct preclinical and clinical studies for other applications of VIMRxyn and to manufacture synthetic hypericin compounds for the Company's needs.


              7. Limited Manufacturing Capability. Only limited quantities of synthetic hypericin have been manufactured. The synthesis process has been developed at The Weizmann Institution of Science in Israel, using a natural product available from a limited number of specialty chemical suppliers as the precursor. The production process must be further developed and refined for commercial quantities to be produced, as to the success of which there can be no assurance.


              8. Competition. The biomedical industry is highly competitive. Competition in the field in which the Company and its subsidiaries are engaged is intense and expected to increase as knowledge and interest in the technology and products being developed by the Company and its subsidiaries increase. The Company and its subsidiaries face competition from biotechnology companies, large pharmaceutical companies, academic institutions, government agencies and public and private research organizations, many of which have extensive resources and experience in research and development, clinical testing, manufacturing, regulatory affairs, distribution and marketing and some of which have significant research and development activities in areas upon which the programs of the Company and its subsidiaries are focused. Current and future treatments for AIDS, and the use of combination therapy in connection therewith, may render the Company's synthetic hypericin program for treating AIDS obsolete or non-competitive. In addition, forms of hypericin extracted from plants are being used as lay treatments for a variety of disorders, including AIDS. The Company is similarly subject to substantial competition from pharmaceutical, chemical and biotechnology firms in the attempt to develop a means of inactivating blood and other lipid-enveloped viruses in blood collected for transfusions, and in seeking to develop treatments for hepatitis C and therapeutics for brain cancer (glioma).


              9. Patents and Licenses. The Company has been granted an exclusive license for the worldwide rights to synthetic hypericin compounds for viral, retroviral and other applications by New York University and Yeda Research and Development Co., Ltd. (the "Hypericin Licensors") which have been issued five U.S. patents for anti-viral and anti-retroviral applications and manufacturing processes and have filed patent applications for U.S. and foreign patents relating to the synthesis and therapeutic uses of synthetic hypericin compounds. Genomics, the Company's 90%-owned subsidiary, has an exclusive license to develop, manufacture, use, sell or market products resulting from any invention or research product developed by the Columbia Genome Center under its research agreement with Columbia. The Company also has an exclusive worldwide license from Columbia to develop, manufacture, use and sell products based on a patented cardiovascular anticoagulant compound. There can be no assurance that such patents, or pending patents if issued, will provide adequate protection. Further, infringement claims may be asserted against the Company, the Hypericin Licensors and/or Columbia which, if affirmed, might require the Company to acquire licenses from others. The Company has agreed to indemnify the Hypericin Licensors and Columbia with respect to any such claims.

              10. Absence of Product Liability Insurance Coverage. The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others and such claims may be asserted against the Company and its subsidiaries. The Company does not maintain product liability insurance coverage other than a $1,000,000 product/professional liability policy applicable only to its human clinical trials, and although it will attempt to obtain such coverage prior to marketing any product, there can be no assurance it will be able to obtain such insurance at a reasonable cost or in an amount sufficient to cover all possible liabilities. In the event of a successful product liability suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, the Company is required under its license agreement with the Hypericin Licensors to have either $5,000,000 of product liability insurance coverage naming the Hypericin Licensors as additional insureds or an indemnity to the Hypericin
Licensors by an entity satisfactory to the Hypericin Licensors prior to marketing a hypericin-based product.


              11.  Risk  Factors  Relating to Innovir.  Innovir,  the  Company's
approximately 68%-owned subsidiary, is a development stage company subject to similar risks to those of the Company, including risks associated with an accumulated deficit, dependence upon a limited potential product line, government regulation, limited personnel, competition, patents and licenses and product liability claims. In addition, Innovir has limited capital and significant capital requirements and is dependent on certain key personnel.


              12. Potential Adverse Effect of Sale of Shares and Warrants Offered Hereby. Sales of the Shares or Warrants offered hereby in the public market could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.


              13. No Cash Dividends. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                 USE OF PROCEEDS


              The Company will not receive any proceeds from the sale of the Shares and/or the Warrants being offered by the Selling Securityholders. The proceeds to the Company from exercise of the Warrants will be added to the Company's working capital and will be available for general corporate purposes.


                             SELLING SECURITYHOLDERS

              The following table sets forth certain information with respect to the Common Stock owned and the Shares and Warrants being offered hereby by the Selling Securityholders:

                                                                                       Warrants
                                                 Shares of                              and/or
                                                Common Stock         Placement          Warrant            After Offering
                                                Beneficially           Shares           Shares    -------------- -----------------
                                               Owned Prior to          Being             Being        Shares           Percent of
                Name                            Offering (1 )         Offered           Offered        Owned          Outstanding
                ----                            -------------         -------           -------        -----          -----------
Aries Domestic                                  1,324,999           1,166,666         158,333           ---                    ---
  Fund, L.P (2).......................
The Aries Fund (2)....................          2,725,000           2,500,000         225,000           ---                    ---
Armen Partners,                                  125,000               ---            125,000           ---                    ---
    L.P...............................
Chesed Congregations                             100,000               ---            100,000           ---                    ---
    of America........................
Robert J. Conrads.....................           100,500               ---             12,500         88,000                     *
Delaware Charter Guarantee   & Trust Co.          50,000              33,333           16,667           ---                    ---
C/F Barry
    F. Schwartz, IRA
    Rollover..........................
Nathan Ehrlich........................            37,500               ---             37,500           ---                    ---
Irwin Engelman & Rosalyn                          99,999              66,666           33,333           ---                    ---
    A. Engelman.......................
Laurence D. Fink (3)..................           400,000             266,667          133,333           ---                    ---
Laurence D. Fink and Lori W. Fink Family          99,999              66,666           33,333           ---                    ---
Trust u/a dated 1/10/95 (3)...........
Joseph H. Flom........................            49,999              33,333           16,666           ---                    ---
Howard Gittis.........................           199,999             133,333           66,666           ---                    ---
Gilbert Goldstein, Trustee under                 250,001             166,667           83,334           ---                    ---
Indenture of Trust QIT dated 12/23/88.
Gilbert Goldstein                                 49,999              33,333           16,666           ---                    ---
    & Carol Goldstein.................
Robert P. Gordon......................            12,500               ---             12,500           ---                    ---
Richard E. Halperin                               12,499              8,333            4,166            ---                    ---
    & Lucy Landesman
    Halperin..........................
The Holding Company...................            25,000               ---             25,000           ---                    ---
Robert and Fern Hurst                             99,999              66,666           33,333           ---                    ---
    Foundation........................
Jackson Hole Investments Acquisition,             50,000               ---             50,000           ---                    ---
L.P...................................
Kenneth M. Jacobs.....................            39,999              26,666           13,333           ---                    ---
Javelin Ltd...........................            25,000               ---             25,000           ---                    ---
Robert Klein, M.D.....................            25,000               ---             25,000           ---                    ---
Kenneth Lerer.........................            24,999              16,666           8,333            ---                    ---
Dean Witter Reynolds Cust. for Solomon            25,000               ---             25,000           ---                    ---
Lerer IRA
    Rollover..........................
J. Jay Lobell and Beverly O. Lobell...           100,500               ---             12,500         88,000                     *
MacAndrews & Forbes Group, Incorporated           12,500              8,333            4,167            ---                    ---
Savings or Cash Option Plan for
Employees f/b/o Richard E. Halperin...
James R. Maher........................            20,001              13,334           6,667            ---                    ---
James R. Maher as custodian for Caroline          20,000              13,333           6,667            ---                    ---
C. Maher under the UGMA of NY to age 21..
James R. Maher as custodian for James R.          20,000              13,333           6,667            ---                    ---
Maher, Jr. under the UGMA of NY to age 21
James R. Maher as custodian for                   19,999              13,333           6,666            ---                    ---
    Emily L. Maher under the
    UGMA of NY to age 21..............
James R. Maher as custodian for                   19,999              13,333           6,666            ---                    ---
Elizabeth H. Maher under the UGMA of NY
to age 21.............................
Alfons Melohn.........................            87,500               ---             87,500           ---                    ---
Ronald O. Perelman....................           999,999             666,666          333,333           ---                     *
Linda G. Robinson(4)..................           249,999             133,333           66,666         50,000                   ---
Jerry L. Ruyan........................            50,000               ---             50,000           ---                    ---
Stephen H. Sands......................            9,999                6,666            3,333           ---                    ---
Barry F. Schwartz.....................            49,999              33,333           16,666           ---                    ---
Sequester Ltd. Corp...................            50,000               ---             50,000           ---                    ---
J.F. Shea Co., Inc., as Nominee 1995-41          100,000               ---            100,000           ---                    ---
Todd J. Slotkin.......................            49,999              33,333           16,666           ---                    ---
Bruce Slovin..........................            99,999              66,666           33,333           ---                    ---
Morris Talansky.......................            37,500               ---             37,500           ---                    ---
The Trustees of Columbia                         200,000             200,000            ---             ---                    ---
    University in the City
    of New York.......................
Venkol Ventures,                                 184,167             122,778           61,389           ---                    ---
    L.P (5)...........................
Venkol Ventures,                                 115,833              77,222           38,611           ---                    ---
    Ltd (5). .........................
Aaron Wolfson.........................            50,000               ---             50,000           ---                    ---
Abraham Wolfson.......................            50,000               ---             50,000           ---                    ---
Morris Wolfson Family Limited Partnership         50,000               ---             50,000           ---                    ---
Uzi Zucker............................            25,000               ---             25,000           ---                    ---
                                               ---------            ---------        ---------        -------     ----        -----
    Total.............................          8,625,984           5,999,991        2,399,993        226,000                   *
                                                ==========          =========        =========        =======     ====        =====


*  Less than one percent.

(1)           Includes Warrant Shares issuable upon exercise of Warrants.

(2) Lindsay A. Rosenwald, M.D., a director of the Company, serves as President and is sole shareholder of Paramount Capital Asset Management, Inc., ("PCAM") which is the general partner of Aries Domestic Fund, L.P. and investment manager of The Aries Fund.
              Dr. Rosenwald disclaims beneficial ownership of the shares beneficially owned by PCAM except to the extent of his pecuniary interest, if any.

(3)           Laurence Fink serves as a director of the Company.

(4) Linda Robinson serves as a director of the Company and the Company retains a strategic communications consulting firm for which Ms. Robinson serves as Chairman and Chief Executive Officer.

(5) M.S. Koly, a former director and former acting chief executive officer of the Company (having served in such capacities within three years prior to the date of this Prospectus), is a general partner of a limited partnership that serves as general partner of Venkol Ventures, L,.P., and is a principal shareholder and advisor to Venkol Ventures, Ltd.

              3,000,000 of the Placement Shares were issued on December 23, 1996 to Aries Domestic Fund, L.P. and The Aries Trust (the "Aries Funds") in exchange for shares of Innovir owned by the Aries Funds in a transaction pursuant to which the Company acquired a controlling interest in Innovir (the "Innovir Acquisition") and 200,000 of the Placement Shares were issued in March 1997 to Columbia in connection with a research agreement with Columbia. The 2,799,991 balance of the Placement Shares and 1,399,991 of the Warrants were issued to accredited investors in a private placement in June 1996 (the "June 1996 Private Placement") pursuant to which the investors agreed not to sell such Shares and the Warrant Shares issuable upon exercise of the Warrants prior to June 21, 1997. The 1,000,000 balance of the Warrants were issued in June 1996 to accredited investors in exchange for the warrants received by such investors in a private placement in December 1995 (the "December 1995 Private Placement"). As part of the Innovir Acquisition, VIMRx agreed to file a registration statement for the public resale of the 3,000,000 Placement Shares issued to the Aries Funds and, as part of the June 1996 Private Placement, agreed to file a registration statement for the public resale of the 2,799,991 Placement Shares and 2,799,991 Warrants issued in connection therewith. As part of the December 1995 Private Placement, the investors were granted "piggyback" registration rights with respect to the 1,000,000 Warrants issued to them, and as part of the research agreement with Columbia, Columbia was granted "piggyback" registration rights with respect to the 200,000 Placement Shares issued to Columbia.

              The holders of the 2,799,991 Placement Shares and 1,399,991 Warrants issued in the June 1996 Private Placement may not sell or transfer their respective Placement Shares and Warrants until June 21, 1997, without the Company's prior written consent, except for sales or transfers to bona fide affiliates or a bona fide pledge or pursuant to the laws of descent and distribution.


                            DESCRIPTION OF SECURITIES

              The Company is authorized to issue 120,000,000 shares of Common Stock, par value $.001 per share.

Common Stock

              The holders of Common Stock are entitled to share ratably on a share-for-share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock is entitled to one vote for each share held of record. Upon liquidation, dissolution or winding- up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution. Holders of Common Stock have no preemptive rights. All outstanding shares are, and the shares of Common Stock issuable upon exercise of the Warrants will be, legally issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's charter and without stockholder action.

Warrants

              Each Warrant entitles the registered holder to purchase one share of Common Stock at $1.50 per share at any time through June 20, 2006, the expiration date of the Warrants. The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or capitalization of, the Common Stock, or the sale of Common Stock at less than the market price of the Common Stock other than upon exercise of options or warrants outstanding on or prior to June 21, 1996 (the date the Warrants were issued). Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

              The Warrants were issued pursuant to a warrant agreement between the Company and American Stock Transfer & Trust Company, the warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Warrants do not confer upon the holder any voting or other rights of a stockholder of the Company. The Warrants may be exercised upon surrender of the Warrant certificate evidencing such Warrants on or prior to the expiration date of such Warrants at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised. At February 1, 1997, there were Warrants outstanding to purchase 2,399,993 shares of Common Stock.

Delaware Business Combination Statute

              Section 803 of the  Delaware  General  Corporation  Law  generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock. The applicability of this provision to the Company may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company's stockholders.

Transfer Agent and Warrant Agent

              The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, New York, New York.


                              PLAN OF DISTRIBUTION

              The Selling Securityholders may sell the Shares and the Warrants from time to time through dealers or brokers in transactions on The Nasdaq Stock Market at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Securityholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

              The cost of registering the Shares and the Warrants under the Securities Act will be paid by the Company.


                                  LEGAL MATTERS

              The validity of the Shares and the Warrants offered hereby is being passed upon for the Company by Epstein Becker & Green, P.C., New York, New York. Members of the firm own, directly or indirectly, 295,000 shares of Common Stock and options to purchase 100,000 shares of Common Stock.


                                     EXPERTS

              The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended
December 31, 1996 have been audited by Richard A. Eisner & Company, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.        Other Expenses of Issuance and Distribution.

                  The estimated expenses of this offering, all of which are to be paid by the Registrant, are as follows:

      SEC Registration fee................................     $6,363
      Nasdaq Stock Market listing fee.....................      7,400
      Printing and engraving expenses.....................      3,000
      Accounting fees and expenses........................      5,000
      Legal fees and expenses.............................     30,000
      Miscellaneous expenses..............................      3,237
                                                              -------
          Total...........................................    $55,000
                                                              =======



Item 15.  Indemnification of Directors and Officers.

                  Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article Eighth of Registrant's Restated Certificate of Incorporation provides for indemnification of Registrant's directors, officers, agents and employees to the full extent permissible under Section 145 of the Delaware General Corporation Law.


Item 16.  Exhibits.


2.2a                 -     Copy of Agreement dated November 21, 1996 (the "Aries
                           Agreement") by and among the Registrant and The Aries
                           Domestic Fund, L.P. (1)
2.2b                 -     Copy of Amendment to the Aries Agreement dated
                           December 23, 1996 by and among the Registrant and the
                           Aries Fund and The Aries Domestic Fund, L.P. (1)
2.3                  -     Copy of Agreement dated November 21, 1996 by and
                           between the Registrant and Innovir Laboratories, Inc.
                           (1)
4.4                  -     Copy of Warrant Agreement dated June 17, 1996 between
                           the Registrant and
                           American Stock Transfer & Trust Company.
5.1                  -     Opinion of Epstein Becker & Green, P.C., as to
                           legality.
10.3                 -     Copy of Registrant's Amended and Restated 1990
                           Incentive and Non-Incentive Stock Option Plan, as
                           amended  through  February 22,1997(2).
10.9                 -     Copy of Employment letter agreement dated June 21,
                           1994 between Registrant an Alfonso J. Tobia. (3)

10.11                -     Copy of Registrant's 1995 Outside Directors Stock
                           Option Plan. (4)
10.12                -     Copy of letter agreement dated August 7, 1995 between
                           Registrant and Lindsay A. Rosenwald, M.D. (4)
10.13                -     Copy of Stock Option Agreement dated August 7, 1995
                           between Registrant and Lindsay A. Rosenwald, M.D. (4)
10.14                -     Copy of Consulting and Stock Option Agreement dated
                           November 17, 1995 between registrant and Eric A. Rose
                           , M.D. (4)
10.15                -     Copy of Stock Option Agreement dated November 17,
                           1995 between Registrant and Donald G. Drapkin. (4)
10.16                -     Copy of Registrant's 1996 Non-Employee Director
                           Restricted Stock Award Plan. (4)
10.17                -     Copy of Registration Rights Agreement dated December
                           23, 1996, between Registrant and The Aries Fund and
                           The Aries Domestic Fund, L.P. (1)
10.18                -     Copy of Research Agreement dated as of March 7, 1997
                           between the Trustees of Columbia University in the
                           City of New York and VIMRx Genomics, Inc. (5)
10.19                -     Copy of Registrant's 1997 Incentive and Non-Incentive
                           Stock Option Plan. (2)
10.20                -     Copy of Employment Agreement dated October 30, 1996
                           between the Registrant and Richard L. Dunning. (2)
10.21                -     Copy of Employment Agreement dated August 26, 1996,
                           between the Registrant and David A. Jackson, Ph.D.
                           (1)
23.1                 -     Consent of Epstein Becker & Green, P.C. (included in
                           Exhibit 5.1).
23.2                 -     Consent of Richard A. Eisner & Company, LLP.
24.1                 -     Power of Attorney (included on page II-4).

----------

(1) Filed as the same numbered Exhibit to Registrant's Current Report on Form 8-K (Commission File No. 0-19153) filed January 4, 1997 and incorporated herein by reference thereto.

(2) Filed as the same numbered Exhibit to Registrant's Annual Report on Form 10-K (Commission File No. 0-19153) for the year ended December 31, 1996 and incorporated herein by reference thereto.

(3) Filed as the same numbered Exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-19153) and incorporated herein by reference.

(4) Filed as the same numbered Exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-19153) and incorporated herein by reference thereto.

(5) Filed as the same numbered Exhibit to Registrant's Current Report on Form 8-K (Commission File No. 0-19153) filed March 24, 1997.

Item 17.  Undertakings.

(a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  i)       to include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

                  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, its By-Laws, the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard L. Dunning and Francis M. O'Connell, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 14th day of April, 1997.

                                   VIMRx PHARMACEUTICALS INC.


                                   By /s/ Richard L. Dunning
                                      ----------------------
                                          Richard L. Dunning
                                          President and Chief Executive Officer



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                            Title                       Date

/s/ Richard L. Dunning           President and Chief Executive    April 14, 1997
----------------------           Officer and Director
Richard L. Dunning               (Principal Executive Officer)

/s/ Donald G. Drapkin            Chairman of the Board and        April 14, 1997
---------------------            Director
Donald G. Drapkin

/s/ Francis M. O'Connell         Chief Financial Officer          April 14, 1997
------------------------         (Principal Financial and
Francis M. O'Connell             Accounting Officer)

/s/ Laurence D. Fink             Director                         April 14, 1997
--------------------
Laurence D. Fink

/s/ Jerome Groopman, M.D.        Director                         April 14, 1997
Jerome Groopman, M.D.

/s/ Linda G. Robinson            Director                         April 14, 1997
---------------------
Linda G. Robinson

/s/ Lindsay A. Rosenwald, M.D.   Director                         April 14, 1997
Lindsay A. Rosenwald, M.D.

/s/ Eric A. Rose, M.D.           Director                         April 14, 1997
Eric A. Rose, M.D.

/s/ Michael Weiner, M.D.         Director                         April 14, 1997
Michael Weiner, M.D.